Reclassification Agreement

This Reclassification Agreement (the “Agreement”) is made on July 2, 2012, by and between China United Insurance Service, Inc. (the “Company”) and Mr. Yi-Hsiao Mao (“Mr. Mao”, each a “Party” and collectively “Parties”).

WHEREAS,

1.	The Company has been conducting insurance agency and brokerage business in People’s Republic of China through its subsidiaries and VIE entities and has been operating under loss ever since its establishment;

2.	Mr. Mao has extensive experience in insurance agency and brokerage industry and has acted as the chairman of the board of Law Insurance Broker Co., Ltd. (“Taiwan DingLv”), one of the top insurance brokerage firms in Taiwan. Under the leadership of Mr. Mao, Taiwan DingLv has sustained a stable growth for the past decade and generated substantial shareholder value for its stockholders;

3.	The aggregate number of shares the Company shall have the authority to issue is 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, $0.00001 par value per share (the “Common Stock”) and 10,000,000 shares are preferred stock, $0.00001 par value per share (the “Preferred Stock”). As of July 2, 2012, the issued and outstanding Common Stock of the Company is 20,100,503 and none of the Preferred Stock has been issued and outstanding;

4.	In order to induce Mr. Mao to join the Company as the new Chief Executive Officer, the Company intends to issue 1,000,000 shares of Series A Convertible Preferred Stock to Mr. Mao in replacement of 1,000,000 Common Stock previously held by Mr. Mao pursuant to a share reclassification and Mr. Mao agrees to accept such reclassification.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Reclassification

(1)	1,000,000 issued and outstanding shares of Common Stock held by Mr. Mao (the “Reclassified Shares”), par value $0.00001 per share shall be reclassified into 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), par value $0.00001 per share, on a share-for-share basis (the “Reclassification”).

(2)	Pursuant to the Reclassification and within three days of the execution of this Agreement, Mr. Mao shall submit the original stock certificate representing such 1,000,000 Common Stock together with any other necessary documents to Globex Transfer, LLC, the transfer agent of the Company (the “Transfer Agent”), for cancellation.

(3)	The Company shall, through its board or shareholder resolutions or any other documents necessary, cause the Transfer Agent to (i) issue the stock certificate representing 1,000,000 shares of Series A Preferred Stock to Mr. Mao; and (ii) issue a new stock certificate representing the remaining common stock held by Mr. Mao subsequent to the Reclassification.

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(4)	Other than the Reclassified Shares submitted pursuant to the preceding Sections above, no additional consideration is required to be paid by Mr. Mao in connection with the Reclassification.

(5)	As the director of the Company, Mr. Mao is hereby authorized to take any further actions on behalf of the Company as necessary to consummate the Reclassification.

(6)	The Certificate of Incorporation and By-laws of the Company shall have been amended accordingly to reflect the contemplated Reclassification. Such Amended and Restated Certificate of Incorporation and By-laws shall have been duly adopted by all necessary actions of the Board of Directors and/or the stockholders of the Company, and shall have been duly filed with the Secretary of State of the State of Delaware.

(7)	The Reclassification had the following effects, among others, on the holders of Common Stock and Series A Preferred Stock:

Voting Power. The holders of Common Stock and Series A Preferred Stock shall at all times vote together as a single class on all matters (including election of directors) submitted to a vote of the stockholders of the Company. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Company; while each holder of Series A Preferred Stock shall be entitled to ten votes for each share of Series A Preferred Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Company. In addition, the provisions of Delaware law that entitled the Common Stock and Series A Preferred Stock, under certain circumstances, to separate class voting rights are applicable as a result of the Reclassification.

Economic Interests. The Reclassification had no impact on the economic interest of holders of Common Stock and Series A Preferred Stock, including with regard to dividends and liquidation rights.

Capitalization. The Reclassification has no impact on the total number of authorized capital stock of the Company, which prior to the Reclassification was, and remains, 110,000,000 shares, of which 100,000,000 shares are Common Stock, $0.00001 par value per share and 10,000,000 shares are preferred stock, $0.00001 par value per share. Immediately subsequent to the Reclassification, the issued and outstanding Common Stock has decreased to 19,100503 shares while the issued and outstanding Series A Preferred Stock is 1,000,000 shares.

Conversion. Each share of Series A Preferred Stock shall be convertible into one fully paid and non-assessable share of Common Stock at the option of the holder thereof at any time, and from time to time, upon written notice to the transfer agent of the Company.

Resale of Common Stock and Series A Preferred Stock. Shares of the Common Stock and Series A Preferred Stock may be sold in the same manner as the Common Stock were previously sold. The Company’s affiliates and holders of any shares that constitute restricted securities will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933.

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2.	Lock-up

Mr. Mao agrees that (i) he will not, for a period of 3 years commencing from June 30, 2012, offer to sell, contract to sell or otherwise sell (including without limitation in a short sale) or dispose (“Transfer”) of any of the 1,000,000 Series A Preferred Stock of the Company; (ii) he may, commencing from July 1, 2015, Transfer up to 200,000 Series A Preferred Stock; (iii) he may, commencing from July 1, 2016, Transfer up to 300,000 of the Series A Preferred Stock; and (iv) he may, commencing from July 1, 2017, freely Transfer any and all Series A Preferred Stock then held by him.

3.	Commitment to Act as Chief Executive Officer of the Company

If the Company so desires, Mr. Mao agrees to be engaged by the Company as its Chief Executive Officer within 6 months after the date hereof or the time table otherwise agreed upon between the Parties.

4.	Governing Law and Settlement of Disputes

(1)	This Agreement shall be governed by and construed in accordance with the Law of Taiwan as to matters within the scope thereof, without regard to its principles of conflicts of laws.

(2)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to Taiwan Taipei District Court by either Party.

5.	Effective Date

This Agreement shall be effective as of the date first indicated above.

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IN WITNESS WHEREOF, the parties have executed this Reclassification Agreement as of the date first written above.

Company:	China United Insurance Service, Inc.

	By:	/s/ Lo Chung Mei
	Name:	Lo Chung Mei
	Title:	Chief Executive Officer

Yi-Hsiao Mao:

	By:	/s/ Yi-Hsiao Mao
	Name:	Yi-Hsiao Mao

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